EXHIBIT 99.1

Arbutus Reports Third Quarter 2025 Financial Results and Provides Corporate Update

Strong financial position with cash, cash equivalents and marketable securities of $93.7M

Moderna litigation U.S. trial scheduled for March 2026;
Favorable claim construction ruling in Pfizer-BioNTech litigation issued in September 2025

Additional analysis of imdusiran (AB-729) clinical data shows:
-	46% of Phase 2a patients met criteria to discontinue all treatment
-	94% of long-term follow-up patients remain off all treatment for up to 2+ years
-	100% of HBV DNA positive patients in Phase 1b achieved HBV DNA levels below quantification after only 18 weeks of imdusiran and nucleos(t)ide analogue therapy
-	All HBV e-antigen positive patients demonstrated dose-dependent HBV e-antigen decreases

WARMINSTER, Pa., Nov. 13, 2025 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today reported third quarter 2025 financial results and provided a corporate update.

“The strength of our third quarter performance reflects our disciplined focus on executing strategic priorities,” said Lindsay Androski, President and CEO of Arbutus. “We are also excited to share additional analysis of imdusiran clinical data being conducted as part of our ongoing strategic review. Notably, in addition to the eight patients who initially achieved functional cure with imdusiran at 60mg in our Phase 2a trials, forty more patients across all cohorts discontinued nucleos(t)ide analogue therapy after meeting study-defined criteria. In total, a combined 46% of all Phase 2a patients were able to discontinue all treatment. All but one patient who achieved functional cure or who we are following after discontinuing nucleos(t)ide analogue therapy remain off all treatment long-term, now exceeding two years for some patients. Across our Phase 1b and Phase 2a trials, imdusiran has demonstrated sustained benefits in chronic hepatitis B patients, regardless of baseline hepatitis B surface antigen levels, hepatitis B virus DNA presence or absence, and hepatitis B e-antigen positivity or negativity. We remain dedicated to accelerating the development and potential approval of imdusiran.”

LNP Litigation

  Arbutus continues to consult closely with and support its exclusive licensee, Genevant Sciences, to protect and defend Arbutus’s intellectual property, which is the subject of on-going lawsuits against Moderna and Pfizer/BioNTech. The Company, together with Genevant, is seeking fair compensation for Moderna’s and Pfizer/BioNTech’s use of Arbutus’s patented LNP technology that was developed with great effort and at a great expense, and without which Moderna’s and Pfizer/BioNTech’s COVID-19 vaccines would not have been successful.
  In the Moderna U.S. litigation, fact discovery, expert discovery and summary judgment briefing have been completed. A jury trial is scheduled for March 2026. In March 2025, the Company, alongside Genevant Sciences, filed five international lawsuits against Moderna and its affiliates seeking to enforce patents protecting the Company’s patented LNP technology across 30 countries. Public oral hearings for two of the five cases which are before the Unified Patent Court are scheduled for May 2026, and a trial in the Canadian case is set to begin in September 2027.
  The claim construction hearing for the lawsuit against Pfizer/BioNTech occurred in December 2024, and the court issued a claim construction ruling in September 2025, which construed the disputed claim terms in a manner the Company generally considers to be favorable.

Corporate Updates

  The Company showcased four poster presentations featuring data from its hepatitis B virus (HBV) programs at AASLD 2025. One poster presented new analysis from the Company’s IM-PROVE I Phase 2a clinical trial showing beneficial clinical outcomes were observed across all evaluated HBV genotypes (A to E). The Company also had a Poster of Distinction highlighting AB-101’s maximal PD-L1 receptor occupancy between 68-100% at a 30mg daily dose.
  Today, the Company published an updated Corporate Presentation on its website, which includes the results of its recently completed analysis of imdusiran clinical data.
    In addition to the eight functional cures, an additional 40 patients across all cohorts in its Phase 2a trials met study-defined criteria for nucleos(t)ide analogue (NA) therapy discontinuation.
    In total, 46% (48/105) of all Phase 2a patients either achieved functional cure or remained off NA therapy for at least 48 weeks after discontinuing NA therapy following treatment with imdusiran.
    Eighteen patients consented to long-term follow-up, including all functionally cured patients and 10 patients who discontinued NA therapy. To date, 94% of those follow-up patients have remained off all treatment for between 58 to 109 weeks. One functionally cured patient seroreverted but remains virally suppressed and off all treatment.
    Additionally, 56% (5/9) of Phase 1b patients (only received imdusiran and NA therapy) who elected to discontinue NA therapy, remained off all treatment for at least 3 years.
    Imdusiran has also demonstrated steep and durable declines in HBV DNA, and, with NA therapy, achieved full HBV DNA suppression significantly faster than NA therapy alone. By week 18 of treatment with imdusiran and NA therapy, 100% of Phase 1b HBV DNA positive patients achieved HBV DNA levels below the level of quantification, The eight Phase 2a patients who achieved functional cure continue to have HBV DNA levels below the level of quantification.
    In 30 hepatitis B e-antigen (HBeAg) positive patients in our Phase 1 and 2a trials, HBeAg decreased in all patients in a dose-dependent manner.

Financial Results

Cash, Cash Equivalents and Investments

As of September 30, 2025, the Company had cash, cash equivalents and investments in marketable securities of $93.7 million compared to $122.6 million as of December 31, 2024. During the nine months ended September 30, 2025, the Company used $35.0 million in operating activities, which included one-time payments related to its restructuring efforts. This was partially offset by $3.9 million of proceeds from the exercise of stock options.

Revenue

Total revenue was $0.5 million for the quarter ended September 30, 2025, compared to $1.3 million for the same period in 2024. The decrease of $0.8 million was due to a decrease in license royalty revenues, primarily due to a decline in Alnylam’s sales of ONPATTRO.

Operating Expenses

Research and development expenses were $5.8 million for the quarter ended September 30, 2025, compared to $14.3 million for the same period in 2024. The decrease of $8.5 million was due primarily to cost savings from the Company’s decisions to streamline the organization to focus its efforts on advancing the clinical development of imdusiran and AB-101, which included ceasing all discovery efforts, discontinuing its IM-PROVE III clinical trial, and reducing the Company’s workforce.

General and administrative expenses were $3.0 million for the quarter ended September 30, 2025, compared to $4.5 million for the same period in 2024. This decrease was due primarily to cost-cutting efforts by the Company, which drove reductions in employee compensation-related expenses and legal fees.

Restructuring costs in the quarter ended September 30, 2025 were $0.1 million, and all remaining restructuring-related payments are expected to be made by the first quarter of 2026.

Net Loss

For the quarter ended September 30, 2025, the Company’s net loss was $7.7 million, or a loss of $0.04 per basic and diluted common share, as compared to a net loss of $19.7 million, or a loss of $0.10 per basic and diluted common share, for the quarter ended September 30, 2024.

Outstanding Shares

As of September 30, 2025, the Company had 192.0 million common shares issued and outstanding, as well as 14.9 million stock options and unvested restricted stock units outstanding.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND LOSS (in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Collaborations and licenses	$280	$767	$11,809	$2,861
Non-cash royalty revenue	249	572	1,223	1,736
Total Revenue	529	1,339	13,032	4,597
Operating expenses
Research and development	5,778	14,273	20,235	45,227
General and administrative	3,044	4,537	12,204	17,396
Change in fair value of contingent consideration	268	344	827	735
Restructuring costs	98	3,625	12,636	3,625
Total operating expenses	9,188	22,779	45,902	66,983
Loss from operations	(8,659)	(21,440)	(32,870)	(62,386)
Other income
Interest income	952	1,747	3,191	5,121
Interest expense	(23)	(29)	(79)	(107)
Foreign exchange (loss) gain	(12)	5	13	(16)
Total other income	917	1,723	3,125	4,998
Income tax expense	—	—	—	—
Net loss	$(7,742)	$(19,717)	$(29,745)	$(57,388)
Net loss per common share
Basic and diluted	$(0.04)	$(0.10)	$(0.16)	$(0.31)
Weighted average number of common shares
Basic and diluted	191,778,950	188,997,194	191,347,969	184,244,819

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities, current	$93,702	$122,623
Accounts receivable and other current assets	3,740	4,693
Total current assets	97,442	127,316
Property and equipment, net of accumulated depreciation and impairment	137	3,309
Right of use asset	—	1,048
Other non-current assets	131	34
Total assets	$97,710	$131,707

Accounts payable and accrued liabilities	$4,653	$7,564
Deferred license revenue, current	—	7,571
Lease liability, current	531	483
Total current liabilities	5,184	15,618
Liability related to sale of future royalties	3,684	4,829
Deferred license revenue, non-current	—	2,863
Contingent consideration	11,052	10,225
Lease liability, non-current	391	806
Total stockholders’ equity	77,399	97,366
Total liabilities and stockholders’ equity	$97,710	$131,707

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Nine Months Ended September 30,
	2025	2024
Net loss	$(29,745)	$(57,388)
Non-cash items	6,609	5,453
Change in deferred license revenue	(10,434)	(880)
Other changes in working capital	(1,387)	(1,720)
Net cash used in operating activities	(34,957)	(54,535)
Net cash provided by investing activities	16,941	9,537
Issuance of common shares pursuant to the Open Market Sale Agreement	—	44,124
Cash provided by other financing activities	4,081	6,451
Net cash provided by financing activities	4,081	50,575
Effect of foreign exchange rate changes on cash and cash equivalents	13	(16)
(Decrease) / Increase in cash and cash equivalents	(13,922)	5,561
Cash and cash equivalents, beginning of period	36,330	26,285
Cash and cash equivalents, end of period	22,408	31,846
Investments in marketable securities	71,294	85,725
Cash, cash equivalents and marketable securities, end of period	$93,702	$117,571

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all hepatitis B viral proteins and antigens including HBsAg, which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to control the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine (“GalNAc”) delivery technology enabling subcutaneous delivery. To date, Arbutus has reported a total of eight patients with cHBV who have achieved a functional cure following treatment with imdusiran and NA therapy in combination with either IFN or low dose nivolumab plus an immunotherapeutic, with seven out of the eight patients continuing to sustain functional cure for over a year after treatment. An additional 40 patients across our Phase 2a clinical trials were able to remain off NA therapy for at least 48 weeks after discontinuing NA therapy following treatment with imdusiran. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in HBsAg and hepatitis B virus DNA.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by HBV. HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. cHBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from cHBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from cHBV infection. Approximately 1.1 million people die every year from complications related to cHBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of cHBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of on-going lawsuits against Moderna and Pfizer/BioNTech for use of Arbutus’s patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the potential to lead to a functional cure for HBV and/or the discontinuation of HBV therapies after treatment with Arbutus’ product candidates; the durability of clinical benefits from Arbutus’ product candidates; the potential for Arbutus’ product candidates to achieve success in clinical trials; Arbutus’ pipeline and development plans for its cHBV programs; and Arbutus’ plans with respect to the ongoing patent litigation matters, and the expected timing thereof.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ product candidates; uncertainties associated with litigation generally and patent litigation specifically; economic and market conditions may worsen; market shifts may require a change in strategic focus; Arbutus’ workforce reduction and plans to reduce its net cash burn may not materially extend the cash runway and may create a distraction or uncertainty that may adversely affect its operating results, business, or investor perceptions; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com